Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the incorporation by reference in the registration statement (No. 333-144016) on Form S-8 and the registration statement (No. 333-138010) on Form S-3 of Macquarie Infrastructure Company LLC of our report dated February 16, 2012 with respect to the consolidated balance sheets of IMTT Holdings Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the years then ended, which report appears in the Form 10-K of Macquarie Infrastructure Company LLC.

/s/ KPMG LLP

New Orleans, Louisiana
February 16, 2012